EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY
REPORTS IMPROVED SIX MONTH EARNINGS

York, Pennsylvania, August 4, 2005: The York Water Company’s (Nasdaq: YORW) President, Jeffrey S. Osman, announced today the Company’s financial results for the second quarter and the first six months of 2005.

President Osman reported that quarterly operating revenues of $6,694,000 increased 21.8% over the second quarter of 2004, and that quarterly net income of $1,478,000 increased 40.8% compared to the second quarter of 2004. Second quarter 2004 net income was reduced by approximately $93,000 due to a non-recurring employee termination settlement. President Osman also reported that the first six months’ operating revenues of $12,929,000 increased 19.0% over the first six months of 2004, and that net income of $2,708,000 increased 3.1% compared to the first six months of 2004. The increase in revenue and net income is attributed to the rate increase effective November 2004 and an increase in customer base. 2004 included an after-tax gain of $441,000 on the sale of land.

During the first half of 2005, the Company incurred $5.9 million on construction projects, including the Susquehanna River Pipeline, an automated meter reading system, enterprise software and additionally to expand its service territory.

	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months
	2005	2004	2005	2004
Water Operating Revenues	$6,694	$5,498	$12,929	$10,861
Net Income	$1,478	$1,050	$2,708	$2,627
Average Number of Common Shares Outstanding	6,901	6,432	6,895	6,427
Basic Earnings Per Common Share	$0.210	$0.160	$0.390	$0.410
Dividends Paid Per Common Share	$0.156	$0.145	$0.312	$0.290

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